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                                                                      Exhibit 23
                       CONSENT OF INDEPENDENT  ACCOUNTANTS


We consent to the incorporation by reference in the following registration statement of the Lyondell Petrochemical Company 401(k) and Savings Plan, (the "Plan"), Post-Effective Amendment No. 4 to Registration Statement on Form S-8 (No. 33-26867) of our report dated June 24, 1998, on our audits of the statements of net assets available for benefits of the Plan as of December 31, 1997 and 1996 and the related statement of changes in net assets available for benefits for the year ended December 31, 1997, which report is included in this Annual Report on Form 11-K.



Coopers & Lybrand L.L.P.
Houston, Texas
June 26, 1998

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